Exhibit 99.1

Interlink Electronics Reports First Quarter 2025 Results; Strategic Execution Positions Company for Double-Digit Organic Growth and Profitability in 2026

•	Expanded Gas Sensor Portfolio Targeting High-Value Environmental & Safety Markets

•	Secures Integrated Sensing Solution Design Win with Division of Top 10 Global OEM

•	Operational Discipline and Customer Momentum Lay Groundwork for Strong 2026

FREMONT, Calif., May 13, 2025 – Interlink Electronics, Inc. (Nasdaq: LINK) (“Interlink” or the “Company”), a global leader in sensor technology and printed electronic solutions, today reported results for the first quarter ended March 31, 2025.

We believe the first quarter marked the low point of a transitional year. The Company is focused on executing against its strategic priorities and is laying the foundation for a return to profitability and double-digit organic growth in 2026.

Q1 2025 and Recent Operational Highlights

•	In April, secured a major integrated sensing solution design win with a division of a top 10 global company. Pre-production is scheduled to begin in Q3 2025, with almost $1 million of revenue expected in 2026 and meaningful expansion anticipated in 2027 and beyond.

•	Expanded the gas sensor product line, launching multiple new and enhanced offerings, including industry-first odor sensors and new 4-Series carbon monoxide detectors, targeting industrial safety, infrastructure, and environmental monitoring applications.

•	Continued building momentum with new and existing Fortune 500 customers, supported by a scalable product portfolio and strong operational execution.

•	Strengthened positioning in global markets through ongoing product innovation, disciplined go-to-market execution, and customer engagement across multiple growth verticals.

Outlook

•	In 2026, Interlink expects to return to profitability, underpinned by double-digit organic revenue growth and a continued recovery in gross margins.

•	While organic execution remains the Company’s top priority, Interlink continues to evaluate a growing pipeline of strategic acquisition opportunities and will act opportunistically when transactions align with long-term goals and enhance shareholder value.

Management Commentary

“Q1 was in line with our expectations and marks the start of a year focused on disciplined execution and steady progress toward our long-term goals,” said Steven N. Bronson, Chairman, President, and CEO. “We’ve entered 2025 with clarity, focus, and a strong commitment to building a more scalable, innovation-driven business. Recent customer wins and new product introductions demonstrate that our strategy is beginning to take hold.

“We’re particularly encouraged by the traction in our gas sensor product line. Our advancements in odor and carbon monoxide detection represent a meaningful step forward and significantly expand our relevance in high-value environmental and safety applications.

“Operationally, we maintain a strong position. Our facility in China offers a low-cost production base, but due to recent tariff fluctuations, we will shift some of our production activities to our facility in Scotland. This move aims to reduce the impact of tariffs on our cost structure and customer pricing. Our diverse global presence and experienced leadership team enable us to adapt to changing trade dynamics while ensuring continuity and high service levels for our customers.

“Our focus remains on executing our organic growth strategy and scaling our core business. At the same time, we’re monitoring a healthy M&A pipeline and will act decisively when opportunities align with our long-term goals. We believe 2026 will be a breakout year for Interlink, driven by profitability, margin expansion, and sustained revenue growth. We’re building a platform for durable, long-term value creation, and we believe the best is yet to come.”

Consolidated Financial Results

(Amounts in thousands except per share data and percentages)

	Three Months Ended March 31,
	2025	2024	$ ∆	% ∆
Revenue	$2,664	$3,124	$(460)	(14.7)%
Gross profit	$949	$1,253	$(304)	(24.3)%
Gross margin	35.6%	40.1%
Loss from operations	$(849)	$(751)	$(98)	(13.0)%
Net loss	$(805)	$(741)	$(64)	(8.6)%
Net loss applicable to common stockholders	$(905)	$(841)	$(64)	(7.6)%
Earnings (loss) per common share – diluted	$(0.09)	$(0.09)	$0.00	0.0%
Adjusted EBITDA	$(623)	$(508)	$(115)	(22.6)%

First Quarter 2025 Financial Results

Revenue was $2.6 million, compared to $3.1 million in the first quarter of 2024. The year-over-year decline was primarily due to lower shipments of traditional force-sensor and gas-sensor products. This was partially offset by increased sales from our Calman Technology subsidiary and contributions from Conductive Transfers, which added revenue from smart textiles, conductive inks, and other printed electronics. Revenue was also affected by fluctuations in customer demand, which can vary based on order flow and production cycles, impacting both the timing and volume of shipments.

Gross profit margin was 35.6%, compared to 40.1% in the first quarter of 2024. The year-over-year decline was primarily due to lower revenue and a less favorable product mix.

Net loss for the quarter was $805,000, compared to $741,000 in the same period last year. The increase in net loss was largely driven by lower revenue and gross profit, partially offset by reduced operating expenses resulting from lower headcount and related compensation costs.

Adjusted EBITDA, a non-GAAP financial metric, was $(623,000), compared to $(508,000) in the prior-year period.

About Interlink Electronics, Inc.

Interlink Electronics is a leading provider of sensors and printed electronic solutions, boasting nearly 40 years of success in delivering mission-critical technologies across diverse markets. Our blue-chip customers benefit from our robust instruments and printed electronics solutions, which span various markets, including industrial, medical, consumer, and automotive. Our expertise in materials science, manufacturing, embedded electronics, firmware, and software enables us to create custom solutions tailored to our customers’ unique needs.

We serve our international customer base from our corporate headquarters and proprietary gas sensor production and product development facility in Fremont, California (Silicon Valley area); our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; and our advanced printed-electronics manufacturing facilities in Shenzhen, China; Irvine, Scotland; and Barnsley, England.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press release include statements about our financial and operating performance for the remainder of 2025 and 2026 and beyond, our ability to mitigate the effects of tariffs, our acquisition strategy and prospects, opportunities for organic growth and synergies, our projections for growth in demand and sales, and our projections of gross margin and profitability. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates and tariffs; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measure: Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA for a particular period as net income (loss) before interest, taxes, depreciation and amortization, and as further adjusted for stock-based compensation expense.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results, such as amortization expense related to our recent acquisitions. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) is allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our investors to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Company Contact:

Interlink Electronics, Inc.

Steven N. Bronson, CEO

LINK@IESensors.com

805-623-4184

Investor Relations Contact:

Gateway Group

Matt Glover and Clay Liolios

LINK@IESensors.com

949-574-3860

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2025	2024
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,585	$2,950
Accounts receivable, net	1,640	1,612
Inventories	1,840	2,009
Prepaid expenses and other current assets	329	328
Total current assets	6,394	6,899
Property, plant and equipment, net	576	411
Intangible assets, net	1,807	1,874
Goodwill	2,491	2,658
Right-of-use assets	981	1,064
Deferred tax assets	124	82
Other assets	99	128
Total assets	$12,472	$13,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$767	$573
Accrued liabilities	292	377
Lease liabilities, current	357	352
Accrued income taxes	176	88
Total current liabilities	1,592	1,390

Long-term liabilities
Lease liabilities, long term	688	777
Deferred tax liabilities	427	456
Total long-term liabilities	1,115	1,233
Total liabilities	2,707	2,623

Stockholders’ equity
Preferred stock	2	2
Common stock	10	10
Additional paid-in-capital	62,320	62,313
Accumulated other comprehensive income	185	15
Accumulated deficit	(52,752)	(51,847)
Total stockholders’ equity	9,765	10,493
Total liabilities and stockholders’ equity	$12,472	$13,116

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per share data)
Revenue	$2,664	$3,124
Cost of revenue	1,715	1,871
Gross profit	949	1,253
Operating expenses:
Engineering, research and development	434	576
Selling, general and administrative	1,364	1,428
Total operating expenses	1,798	2,004
(Loss) from operations	(849)	(751)
Other income (expense), net	5	32
(Loss) before income taxes	(844)	(719)
Income tax expense (benefit)	(39)	22
Net (loss)	$(805)	$(741)

Net (loss) applicable to common stockholders	$(905)	$(841)
Earnings (loss) per common share – basic and diluted	$(0.09)	$(0.09)
Weighted average common shares outstanding – basic and diluted	9,864	9,860

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET LOSS TO CONSOLIDATED ADJUSTED EBITDA

(unaudited)

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Net (loss)	$(805)	$(741)
Adjustments to arrive at earnings before interest, taxes, depreciation, and amortization (EBITDA):
Interest (income)	(5)	(18)
Income tax expense (benefit)	(39)	22
Depreciation expense	47	40
Amortization expense	172	189
EBITDA	(630)	(508)
Adjustments to arrive at Adjusted EBITDA:
Stock-based compensation expense	7	—
Adjusted EBITDA	$(623)	$(508)